Form 4 Exhibit - John A. Brockriede

                         Transaction Date: June 23, 2003



In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns 11,575 shares and indirectly owns the following: (i) 9,369 shares held in an Individual Retirement Account by PaineWebber as custodian for the benefit of the reporting person; (ii) 1,208 shares held in a Simplified Employee Pension Plan by PaineWebber as custodian for the benefit of the reporting person; (iii) 33,868 shares held by CJM Management, L.L.C., of which the reporting person is an Administrative Member (the reporting person disclaims beneficial ownership of these securities except to the extent of his ownership interest in CJM Management, L.L.C.); (iv) 372 shares held in an Individual Retirement Account by PaineWebber for the benefit of the reporting person's spouse; and (v) 7,145 shares held in trusts for the benefit of family members of the reporting person (the reporting person's spouse is trustee of the trusts). The reporting person disclaims beneficial ownership of the securities held by PaineWebber for the benefit of the reporting person's spouse and the securities held in trusts for the benefit of the reporting person's family members, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. The number of shares beneficially held by the reporting person as reported on the Form 4 and in this Exhibit have been adjusted accordingly to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2002, 2001 and 2000.